EXHIBIT 23 TO FORM 11-K
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Res-Care, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-126279) on Form S-8 of Res-Care, Inc. of our report dated September 26, 2005 relating to the financial statements and supplemental schedule of the Res-Care, Inc. Retirement Savings Plan as of December 31, 2004 and 2003, and for the year ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 11-K of Res-Care, Inc.
/s/ Mountjoy &Bressler, LLP

Louisville, KY
October 13, 2005